Exhibit 10.12

SI-BONE, INC.

March 1, 2017

Laura Francis

Chief Financial Officer

SI-BONE, Inc.

3055 Olin Avenue, Suite 2200

San Jose, CA 95128

Re:	Amendment and Restatement of Letter Agreement

Dear Laura:

Reference is made to that certain Letter Agreement (the “Previous Letter Agreement”) dated August 10, 2015 between you and SI-BONE, Inc. (the “Company”). Pursuant to this Amended and Restated Letter Agreement, you are eligible to earn a bonus if the Company completes a Qualified IPO, as more fully described in this letter agreement.

A.    Qualified IPO Bonus. If the Company completes a Qualified IPO and you remain an employee of the Company in good standing through the Determination Date, then you will be eligible to receive a bonus of $200,000, which will be paid within sixty (60) days after the Determination Date. Any such payment will be subject to reduction to reflect all applicable federal and state income and employment withholding taxes and other deductions required by law.

B.    At Will Employment. Your employment with the Company will continue to be “at will,” meaning that either you or the Company may terminate your employment at any time and for any reason, with or without cause.

C.    Entire Agreement. This letter agreement constitutes the complete agreement between you and the Company with respect to the matters set forth herein and supersedes any prior agreements, representations or understandings (whether written, oral or implied), including the Previous Letter Agreement, between you and the Company.

D.    Source of Payments. The Company will make all payments under this letter agreement from its general assets. The Company’s obligations under this letter agreement are unfunded and unsecured, and you have no rights other than those of general creditors.

E.    Miscellaneous. All determinations related to this letter agreement will be made by the Company’s Board of Directors or a duly authorized committee of the Company’s Board of Directors. The determinations of the Company’s Board of Directors with regard to this letter agreement will be final, conclusive, and binding on all parties.

Laura Francis

March 1, 2017

F.    Definitions. The following terms used in this letter agreement have the meaning set forth below.

“Common Stock” means the Company’s common stock.

“Determination Date” means the date that is thirty (30) trading days after an IPO that results in a Qualified IPO.

“IPO” means the consummation of a firm commitment underwritten public offering pursuant to an effective registration statement under the Securities Act of 1933, as amended, covering the offer and sale by the Company of its equity securities, following which the shares of the Company’s Common Stock are publicly held.

“Qualified IPO” means an IPO that the Board of Directors of the Company or the Pricing Committee of the Board of Directors of the Company, in its sole discretion, reasonably determines to be satisfactory.

Please indicate your agreement to these terms by signing and dating this amended and restated letter agreement and returning it to me.

Very truly yours,

SI-BONE, INC.

/s/ Jeffrey Dunn
Member of the Board of Directors

ACCEPTED AND AGREED TO:

/s/ Laura Francis
Laura Francis

3/1/17
Date